Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Sana Biotechnology, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common stock, $0.0001 par value per share, reserved for issuance pursuant to the 2021 Incentive Award Plan, as amended	Other(2)	11,196,035(3)	$1.73(2)	$19,369,140.55(2)	0.0001531	$2,965.42

Total Offering Amounts					$19,369,140.55		$2,965.42

Total Fee Offsets							—

Net Fee Due							$2,965.42

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the registration statement to which this exhibit relates (the “Registration Statement”) shall also cover any additional shares of common stock, par value $0.0001 per share (“Common Stock”), of Sana Biotechnology, Inc. (the “Registrant”) that become issuable under the 2021 Incentive Award Plan, as amended (the “2021 Plan”), by reason of any stock dividend, stock split, recapitalization, or similar transaction effected without the Registrant’s receipt of consideration that would increase the number of outstanding shares of Common Stock.

(2)

Estimated pursuant to Rule 457(c) and Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of $1.73 per share, which is the average of the high and low sale prices of Common Stock as reported on The Nasdaq Global Select Market on May 7, 2025.

(3)

Represents additional shares of Common Stock reserved for issuance under the 2021 Plan as a result of the automatic increase in shares reserved thereunder on January 1, 2025 pursuant to the terms thereof.